Exhibit 99.C
Creating a global leader in digital security 2 June 2006

Disclaimer Important information This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of Gemalto N.V. ("Gemalto") or an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities of Gemplus International S.A. ("Gemplus"). The voluntary public exchange offer described below will not be made, directly or indirectly, in or into Australia, Canada or Japan or in or into any other jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to the registration or qualification under the laws of such jurisdiction. Copies of this communication are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan. Accordingly, persons who come into possession of this communication should inform themselves of and observe these restrictions. In France, holders of Gemplus securities are requested to refer to the prospectus (note d'information) that will be available on the website of the AMF (www.amf-france.org). Notice to US investors Any solicitation of offers to buy any Gemplus shares in the United States in the exchange offer will only be made pursuant to a prospectus/offer to exchange and related offer materials that Gemalto expects to make available to holders of Gemplus securities. Investors and security holders are strongly advised to read, when they become available, the prospectus/offer to exchange and related exchange offer materials, as well as any amendments and supplements to those documents because they will contain important information. The Gemalto securities referred to herein that will be issued in connection with the exchange offer have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Gemalto securities are intended to be made available within the United States in connection with the exchange offer pursuant to an exemption from the registration requirements of the Securities Act. The exchange offer will relate to the securities of a non-U.S. company and will be subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the prospectus/offer to exchange will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Gemalto and Gemplus have their corporate headquarters outside of the United States, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Disclaimer Forward-Looking Statements This communication contains certain statements that are neither reported financial results nor other historical information and other statements concerning Gemalto, Gemplus and their combined businesses after completion of the proposed combination. These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, events, products and services and future performance. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates" and similar expressions. These and other information and statements contained in this communication constitute forward-looking statements for purposes of applicable securities laws. Although management of the companies believe that the expectations reflected in the forward-looking statements are reasonable, investors and security holders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of the companies, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements, and the companies cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this communication include, but are not limited to: the ability of the companies to integrate according to expectations; the ability of the companies to achieve the expected synergies from the combination; trends in wireless communication and mobile commerce markets; the companies' ability to develop new technology and the effects of competing technologies developed and expected intense competition generally in the companies' main markets; profitability of expansion strategy; challenges to or loss of intellectual property rights; ability to establish and maintain strategic relationships in their major businesses; ability to develop and take advantage of new software and services; the effect of the combination and any future acquisitions and investments on the companies' share prices; changes in global, political, economic, business, competitive, market and regulatory forces; and those discussed by Gemplus in its filings with the SEC, including under the headings "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors". Moreover, neither the companies nor any other person assumes responsibility for the accuracy and completeness of such forward-looking statements. The forward-looking statements contained in this communication speak only as of the date of this communication and the companies are under no duty, and do not undertake, to update any of the forward-looking statements after this date to conform such statements to actual results, to reflect the occurrence of anticipated results or otherwise.

Agenda Transaction highlights Combination benefits Integration plan Financial prospects Conclusion

Transaction highlights Merger of Equals of Axalto and Gemplus to create Gemalto, a world class leader in the digital security market approximately €1.7 billion (US$2.2 billion(1)) in combined pro-forma 2005 revenues and €2.1 billion (US$2.7 billion (2)) in combined pro-forma market capitalisation Combined entity in a strong position to capture industry growth opportunities and withstand industry cycles Enhanced ability to drive adoption of card-based solutions for new applications Extended and complementary client base Combination of intellectual capital and focus of R&D and Sales & Marketing resources on new application development and superior customer service Substantial benefits expected for all stakeholders - customers, shareholders and employees Significant synergies expected, estimated to have a net impact on operating income of approximately €85 million (US$100 million) per annum on a fully phased basis in the third year following closing Shared governance, shared and strengthened management team In addition, Board authorised a share buy-back program of up to 10% of capital of Gemalto, to be effected post closing of public offer (1) Using a $ / € exchange rate of 1.25 (average for 2005) (2) Share price and exchange rate as of 31 May 2006

Transaction highlights (continued) Status of transaction December 7th, 2005 January 31st, 2006 February 28th, 2006 March 7th, 2006 April 7th, 2006 May 19th, 2006 May 25th, 2006 June 2nd, 2006 Announcement of combination Axalto extraordinary shareholder meeting Gemplus extraordinary shareholder meeting US anti-trust authorities approval French foreign investment approval European anti-trust authorities approval Reiteration of Gemplus' Board recommendation for the combination Distribution of reserves to Gemplus shareholders (€0.26 per Gemplus share) Contribution in kind of TPG's and Quandt family entities' aggregate 43.4% holding in Gemplus to Axalto Change of Axalto name to Gemalto / Axalto Board repopulation Filing of public exchange offer on Gemplus by Gemalto

Transaction highlights (continued) Exchange ratio of 2 Gemalto shares for every 25 Gemplus shares Taking into account €0.26 per Gemplus share distribution of reserves Same exchange ratio as exchange ratio at which TPG's and Quandt family entities' contributions in kind are effected Represents nil-premium combination on the basis of 30-day trailing average share price as of December 6th, 2005 (date preceding announcement of combination) Based on agreed exchange ratio, Axalto shareholders would own 44.5% and Gemplus shareholders 55.5% of Gemalto, respectively (assuming 100% of Gemplus shareholders tender to public offer) Transaction recommended by Gemplus Board of Directors Initial December recommendation reiterated Filing of new share issuance prospectus with AFM done 2nd June 2006, filing of the offer with AMF AMF visa expected mid-June Offer to be open for 25 stock-exchange trading days Board meeting on 19 May 2006 authorised share buy back of up to 10% of the Gemalto issued share capital, to be effected post closing of public offer Transaction terms Share buy-back Tentative timetable

Agenda Transaction highlights Combination benefits Integration plan Financial prospects Conclusion

Strategic rationale Opportunity to further accelerate SIM based solutions and enable faster development and commercialisation of high end products (e.g. multimedia cards, mobile TV) Combined R&D and S&M efforts are anticipated to provide stronger platform to develop new markets and pursue high growth opportunities Identity, ePassport, Healthcare IT and Corporate Security Payments Expected ability to drive card based solutions for new applications Anticipated higher visibility to investors and capital markets Global footprint to facilitate better client partnerships Limited overlap at client level Strengthened client-dedicated R&D efforts for customized solutions Higher volumes and more efficient production and supply chain Exchange of best practices / manufacturing process improvements Opportunity for global manufacturing optimization and increase in flexibility Improved position to capture industry growth Significant expected synergies Customer benefits

Combination highlights Pro-forma FY 2005 combined sales(1) Good customer fit Complementary client base Limited overlap in Telecom Virtually no overlap in Financial Services and Identity and Security Total FY 2005 €1.7bn - ($2.2bn) (1) Based on $ / € exchange rate of 1.25 Mobile telecommunications Prepaid phone cards Financial services Identity and security POS 63 5 21 8 3 EMEA Americas Asia 53 27 20 By product line By geography Preparatory clean-room analysis of respective client bases conducted since announcement confirms limited customer overlap

Expected synergies Cost of Goods Sold expected efficiencies from streamlined supply chain volume effect on purchasing sharing of best practices in manufacturing process Operating Expenses reduction of duplicate General & Administrative expenses overhead rationalisation Minimal anticipated impact on R&D and manufacturing resources as combined capacity is required to address expected growth Ability to adapt cost base to different growth environments Potential revenue impact limited given complementary customer bases offset by superior customer support Strong client support since combination announcement Enhanced R&D capabilities, potentially accelerating innovation, customization and technology roadmap Cost savings Potential revenue impact

Expected synergies (continued) Key financials (€ million) Re-confirmation of initial net synergies estimate of €85million (US$100million) (pre-tax) per annum on a fully phased basis 5% of combined 2005 cost base Close to 70% of combined 2005 pro forma operating income Full benefits expected to be realized in Year 3 Robust synergy estimates Back-tested in different economic/industry environments Flexibility on levers to achieve synergies Gemplus Op. Income 2005 Axalto Op. Income 2005 Synergies Data 67 64 85 Axalto EBITA 2005 -28 -15 0 Synergies 10 Expected synergies confirmed by preparatory integration work conducted since announcement

Agenda Transaction highlights Combination benefits Integration plan Financial prospects Conclusion

Gemalto operational on day one Integration execution plan Deal announcement Executive management structure Integration planning programme Main responsibilities allocated Workstreams identified 1st line of management (121 managers) GO day Single brand Joint sales team Coordinated go-to-market strategy Pooling of purchasing Next level of management announcement (550 managers) 7 December 2005 December 2005 and January 2006 Started in January 4 May 2 June Mid-June

Gemalto governance Gemalto Board of Directors Alex Mandl, Executive Chairman Olivier Piou, Chief Executive Officer Kent Atkinson David Bonderman Geoffrey Fink Johannes Fritz John Ormerod Arthur van der Poel Michel Soublin John de Wit Independent board member to be jointly appointed 11 Board members 5 ex-Axalto 5 ex-Gemplus 1 independent to be jointly appointed

Executive management structure

Alex Mandl	Executive Chairman
Olivier Piou	Chief Executive Officer
Ernie Berger	Psdt – North America
Eric Claudel	Psdt – Latin America
Jacques Seneca	Psdt – Europe
Xavier Chanay	Psdt – CIS, Middle-East, Africa
Teck Lee Tan	Psdt – North Asia
Martin McCourt	Psdt – South Asia
Frans Spaargaren	EVP – Chief Administrative Officer
Charles Desmartis	EVP – Chief Financial Officer
Jean-Pierre Charlet	EVP – General Counsel & Company secretary
Philippe Vallée	EVP – Telecommunication Product and R&D
Philippe Cambriel	EVP – Banking and Security
Tommi Nordberg	EVP – Identity and Gvnt
Claude Dahan	EVP – Sales Coordination
Michel Canitrot	EVP – Very Large Accounts
Paul Beverly	EVP – Marketing and Comm.
Emmanuel Unguran	EVP – Production Coordination
Jean-Francois Schreiber	EVP – Strategy & Ventures
Christophe Pagezy	EVP – M & A
Philippe Cabanettes	EVP – HR

Executive management structure already operational

GO day – 2 June 2006

gemalto

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Synergies workstreams Business/process workstreams Structured integration program well under way Product rationalisation Telecoms Banking Identity Manufacturing optimisation Delivering Purchasing synergies Minimising customer attrition Headcount optimisation Legal entity and tax optimisation Facilities optimisation Information System synergies R&D/IP Synergies Growth projects Go to market Common approach to customer, joint sales team Operations under a single brand Teams integration, cultural alignment Key x-functional business processes Bid to cash Product and platforms lifecycle Production and logistics Manufacturing resources management Continual Improvement Offer customisation Strategy management Governance process Forecast and budget Supply Chain Supporting processes Purchasing Information System Legal Finance Security Sales co-ordination Very large accounts co-ordination Human Resources Communication Marketing Integration Steering Group Integration Programme Office

GO day Immediate and long term initiatives Quick wins purchasing economies interoperable production and personalization overhead rationalization Key initiatives - customer centric & very large accounts programs product portfolio review new digital security programs evaluating optimized manufacturing processes review IT systems Longer term growth through customer intimacy initiatives strategic partnerships with digital security players - review office locations - implement common IT systems

Agenda Transaction highlights Combination benefits Integration plan Financial prospects Conclusion

Financial prospects As expected, difficult environment in Q1 which will continue in Q2 intense pressure on selling prices unfavourable geographic mix in Mobile Communication compounded by return to usual seasonal pattern partial offset by strong activity in Public Sector but which does not change Gemalto's view on midterm industry growth Gemplus expects ongoing revenue growth with further operating margin improvements in Q2-06 and H2-06 Year-on-year top line and operating income growth in Q1 limited revenue growth in Telecom with strong volume growth offset by pressure on selling prices strong growth in Financial Services and Identity and Security revenues Industry Axalto Gemplus Axalto expects significant improvement on revenue and operating margin for H2 more favourable regional revenue mix with stronger Mobile Communication demand in Western Europe and Americas continued strong volume growth SIM card mix improvement in emerging markets growth in public sector integration with Gemplus

Agenda Transaction highlights Combination benefits Integration plan Financial prospects Conclusion

Conclusion Creation of a world class leader in digital security Ideally positioned to capture industry growth opportunities and drive innovation Greater resilience to economic/industry cycles High value creation potential Synergies confirmed at €85m on a fully phased basis Multiple levers to adapt synergy model to environment Difficult H1 industry environment with steep decline in average selling prices in Mobile Telecom, recovery expected in H2-2006 Integration process well under way Gemalto operational from day one Full review of key processes expected to be completed by end of Q3

Creating a global leader in digital security 2 June 2006